Source: World Am, Inc.

U. S. Air Force Awards World Am's Senz-It Subsidiary $417,000 Biological Development Contract; Second Phase Agreement Could Yield Additional $1,400,000 in Fees in 2008

New technologies being tested to determine ability to detect potential threats to U.S. military

NEWPORT BEACH, Calif., Nov. 29, 2007 -- World Am, Inc. (OTCBB: WDAM) today reported that its Senz-It, Inc. subsidiary has been awarded a United States Air Force biological development contract, worth up to $417,000. Under terms of the agreement, Senz-It will have the opportunity to prove the feasibility of its detection technology by providing test stations to detect and measure biological substances that are potential threats to the U.S. military.

Under the terms of the agreement, the company will be reimbursed for expenses, up to $417,000, spent to set up and test its detection technology for the United States Air Force. The company also announced that it has already submitted a proposal for a follow-on second phase of this detection effort that, if granted, could lead to additional fees of $1,400,000 in 2008.

“This project will enable the Air Force Institute for Operational Health’s Applied Technology Center, at Brooks City Base in Texas, to evaluate Senz-It’s patented technology and compare it with other testing methodologies,” said Robert A. Hovee, World-Am's Chairman and CEO.
“This award is a major milestone in our commercialization efforts,” Mr. Hovee said. “It underscores the significant potential applications of Senz-It’s cutting-edge technology.

“This initial development assignment from the Air Force is intended to launch and deploy a new generation of detection technologies to identify and quantify potential threats to our military’s safety.

“The ability to create a platform that provides the instant, simultaneous measurement of chemical and biological analytes is the goal,” said the CEO.

“Confirming our technology’s promise, by successfully performing under this Air Force development contract, would help substantiate our belief in this technology. The second phase would continue the efforts covered under the initial contract and could take the project to initial implementation.”

Senz-It’s core detection technology, developed to detect and measure biological substances, is based on molecular imprinted xerogels with a fluorescent report molecule, affixed to the immediate proximity of the target’s binding site within the xerogel. Senz-It technology’s unique advantages include:

•  Specificity comparable to monoclonal antibodies, but processed and detected in seconds, not hours
•  Robustness and stability under extreme chemical and physical environmental conditions
•  Detection capabilities with minimal cross-reaction among neighboring analytes, and
•  An extremely low false-positive detection rate.

World Am has two operating subsidiaries, Senz-It and Isotec.

Senz-It represents an innovative advancement in the field of micro-sensors that has applications in Homeland Security, indoor air quality monitoring, food safety, and health care. Its potential products are intended to compete in the developing field of real-time detection and notification devices, and are being designed to identify patterns of molecules present in liquid, and gas environments for significantly less cost than current approaches.

Senz-It's sister subsidiary is Isotec, whose solutions provide "Protection, not just Detection." It develops, integrates and supplies Automated Security Portals, broadly categorized as access control, weapons control, or materials control systems that rigorously control entry or exit of people and materials into and/or out of a facility, while reducing the need for security personnel. Applications of the technology have been delivered to the commercial, retail and government sectors. Isotec's experience in this field allows it to provide high quality, code compliant, application-optimized solutions at the lowest cost in the shortest timeframe.

Additional information on the company is available at http://www.world-am.com .

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the World Am, Inc. Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:	World Am, Inc.
Investor Relations
(951) 279-8884